Exhibit 4.2

                          TENDER AND SUPPORT AGREEMENT

         This TENDER AND SUPPORT AGREEMENT (this "AGREEMENT"), is dated as of August 8, 2008, by and between KI NutriCare, Inc., a New York corporation (the "PARENT"), and (the stockholders listed on the signature pages hereto (each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                              W I T N E S S E T H:

         WHEREAS, Parent, Longhorn Acquisition Corp., a Florida corporation and wholly-owned subsidiary of Parent (the "MERGER SUB"), and Allergy Research Group, Inc., a Florida corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the "MERGER AGREEMENT"), providing for, among other things, Merger Sub to commence a cash tender offer (the "OFFER") to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "COMPANY COMMON STOCK") followed by the subsequent merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

         WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of issued shares of Company Common Stock set forth on ATTACHMENT A hereto (the "OWNED SHARES"); and

         WHEREAS, as a condition to Parent and Merger Sub's willingness to enter into and perform its obligations under the Merger Agreement, Parent and Merger Sub have required that each Stockholder agree, and each Stockholder (only in the Stockholder's capacity as a Stockholder of the Company) has agreed, to tender in the Offer (and not withdraw) all of each Stockholder's Owned Shares as well as any shares of Company Common Stock acquired by each Stockholder after the execution of this Agreement (all of which, after so acquired, shall constitute "OWNED Shares"); and

         WHEREAS, each Stockholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer, by executing this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. AGREEMENT TO TENDER AND VOTE; IRREVOCABLE PROXY.

                  1.1 AGREEMENT TO TENDER. Each Stockholder hereby agrees that promptly after the commencement of the Offer, but in any event no later than 5:00 p.m. New York time on the day that is ten Business Days before the initially scheduled expiration of the Offer, such Stockholder shall tender into the Offer all of such Stockholder's Owned Shares. Each Stockholder shall not withdraw any of the Stockholder's Owned Shares previously tendered during the time this Agreement is in effect.

                  1.2 AGREEMENT TO VOTE. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, each Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, and (b) against any alternative Takeover Proposal or any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement. In the event that any meeting of the stockholders of the Company is held, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause their Owned Shares (to the extent that any of such Stockholder's Owned Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum. Each Stockholder agrees not to execute any appraisal rights (including without limitation under Section 607.1301 of the Florida Business Corporation Act ("FBCA")) in respect of Owned Shares.

                  1.3 IRREVOCABLE PROXY. Solely with respect to the matters described in Section 1.2, for so long as this Agreement is in effect, such Stockholder hereby irrevocably appoints Parent (or any nominee of Parent) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder's voting rights with respect to such Stockholder's Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 607.0722 of the
FBCA) to vote all such Stockholder's Owned Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.3 and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.1.

         2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder hereby represents and warrants to Parent as follows:

                  2.1 POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

                  2.2 OWNERSHIP OF SHARES. On the date hereof, the Owned Shares set forth opposite such Stockholder's name on ATTACHMENT A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Owned Shares owned of record or beneficially by such Stockholder. The Owned Shares are owned free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, irrevocable proxy, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind.

                  2.3 ABSENCE OF LITIGATION. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its properties or assets (including such Subject Shares) that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

                  2.4 NO CONFLICTS. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or his, her or its properties and assets or (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of his, her or its properties or assets are bound.

                  2.5 NO CONSENTS. No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of the Stockholder's obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

                  2.6 OPPORTUNITY TO REVIEW; RELIANCE. The Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

         3. CERTAIN COVENANTS OF THE STOCKHOLDERS. Each Stockholder hereby covenants and agrees with Parent as follows:

                  3.1 RESTRICTION ON TRANSFER. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Acceptance Time, and otherwise as is contemplated by the Merger Agreement or the Offer, not to, other than as may be specifically required by a court order, (a) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a "TRANSFER") or (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any

Owned Shares. The foregoing restrictions on Transfer shall not prohibit the exercise by such Stockholder of any options to purchase Owned Shares and shall not prohibit any Transfers for estate planning or charitable purposes provided the transferee and such Stockholder expressly agree to be bound by the provisions of this Agreement with respect to such transferred Owned Shares in a written instrument reasonably satisfactory to Parent. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale or any sale or transfer by operation of law, including, without limitation, by will or intestacy), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

                  3.2 ADDITIONAL SHARES. Each Stockholder hereby agrees, while this Agreement is in effect, that any shares of Company Common Stock acquired by such Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. At all times prior to the termination of this Agreement, Stockholder shall promptly notify Parent of the number of any additional Shares and the number and type of any other voting securities of the Company acquired by Stockholder, if any, after the date hereof.

                  3.3 NO LIMITATIONS ON ACTIONS. Each Stockholder signs this Agreement solely in his or her capacity as the owner of the Owned Shares; this Agreement shall not limit or otherwise affect the actions of the Stockholder or any affiliate, employee or designee of such Stockholder or any of his or her affiliates in any other capacity, including such person's capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company's rights in connection with the Merger Agreement.

                  3.4 FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Owned Shares as contemplated by this Agreement.

         4. TERMINATION.

                  4.1 TERMINATION OF THIS AGREEMENT. This Agreement shall terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) any amendment to the Merger Agreement or the Offer effected without such Stockholder's consent that decreases the Offer Price or materially and adversely affects such Stockholder and (iii) the Acceptance Time.

                  4.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that the provisions of Section 4 and Section 5 shall survive the termination of this Agreement, and no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination;

and provided, further, that upon payment of the Termination Fee no Stockholder shall have further liability with respect to this Agreement or the transactions contemplated hereby.

                  4.3 TAKEOVER PROPOSAL PAYMENT.

                  (a) If (i) the Merger Agreement shall have been terminated (A) by the Company pursuant to Section 8.1(d) thereof or Parent pursuant to Section 8.1(c), (e) or (f) thereof or (B) by the Company or Parent pursuant to Section 8.1(b)(i) thereof, and, in either case, a proposal for a Takeover Proposal shall have been made public and not been withdrawn prior to the time of the Acceptance Time, and (ii) the Company enters into a definitive agreement with respect to a Takeover Proposal within twelve (12) months after the termination of the Merger Agreement or a Takeover Proposal is consummated within twelve (12) months after the date of such termination, then Stockholder shall pay to Parent, within five business days after receipt, an amount equal to 35% of the Profit (as defined in Section 4.3(d) below), if any, (x) received by Stockholder or (y) that would have been received by Stockholder as a result of Shares held by Stockholder on the date hereof in connection with consummation of such Takeover Proposal. Any payment to Parent hereunder shall be made in the same form as the consideration received from such transaction (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received).

                  (b) If Parent shall have increased the Offer Price to an amount per share greater than $1.33 in response to a Takeover Proposal received by the Company resulting from, in connection with, or related to, a breach by the Company of Section 6.8 of the Merger Agreement, and the Merger shall have been consummated, then each Stockholder shall pay to Parent, within five business days after receipt, an amount equal to 35% of the Profit received by such Stockholder in connection with consummation of the Merger. Any payment to Parent hereunder shall be made in the same form as the consideration received from the Merger (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received).

                  (c) Any payment to be made hereunder on account of Profit (i) received in cash, shall be paid by wire transfer of same day funds to an account designated by Parent and (ii) received in the form of securities or other property, shall be paid through delivery to Parent of the securities or property, suitably endorsed for transfer free and clear of all liens, charges, encumbrances, voting agreements, and commitments of every kind (other than those imposed by, through or under the Takeover Proposal or as required by law).

                  (d) (i) For purposes of this Section 4.3, "Profit" of a Stockholder in connection with the consummation of a Takeover Proposal (or, in the case of Section 4.3(b) above, the Merger) shall equal the aggregate consideration that such Stockholder received or would have received as a result of the Shares held by such Stockholder on the date hereof, directly or indirectly, as a result of such consummation, valuing any non-cash consideration (including any residual interest in the Company or any successor whether represented by shares of the Company Common Stock or other securities of the Company or any successor to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) at its fair market value as of the date of consummation less the amount of the aggregate consideration such Stockholder received or would have received as a result of consummation of the Merger (assuming the Offer Price is equal to $1.33 in cash). Each Stockholder expressly agrees that such Stockholder's obligations to Parent under this
Section 4.3 are personal obligations of such Stockholder and that such Stockholder's obligation to pay Profit to Parent under this Section 4.3 shall not be affected as a result of any transfer of the Shares following the termination, except for any transfers made pursuant to Rule 144 of the Securities Act of 1933, as amended. Stockholder waives any right to any cross-claim against a future holder of the Shares in response to a claim by Parent for Profit pursuant to this Section 4.3.

                           (ii) The fair market value of any non-cash
consideration consisting of (A) securities listed on a national securities exchange or traded on the Nasdaq National Market of The Nasdaq Stock Market, Inc. ("NASDAQ NATIONAL MARKET") shall be equal to the average of the closing price per share of such security as reported on such exchange or Nasdaq National Market for each of the five (5) trading days prior to the date of determination, provided that such securities are not subject by law or agreement with Merger Sub to any transfer restrictions and such securities do not represent in the aggregate 10% or more of the outstanding securities of the same class of securities of which such securities are a part; and (B) consideration which is other than cash or securities of the type specified in subclause (A) above shall be the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined, which determination shall be binding on all parties to this Agreement and shall be made by a nationally recognized independent banking firm mutually agreed upon by the parties, within ten (10) business days of the event requiring selection of such investment banking firm; PROVIDED, HOWEVER, that if Parent and the Stockholder are unable to agree within two (2) business days after the date of such event as to the investment banking firm, then Parent, on the one hand, and the Stockholder, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make a determination; PROVIDED FURTHER, that the fees and expenses of such investment banking firm shall be borne by the Stockholder. The determination of the investment banking firm shall be binding upon the parties hereto.

                           (iii) In the event that the Company shall declare and
pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like changes with respect to the shares of the Company Common Stock, the calculations set forth in this Section 4.3 shall be adjusted to reflect fully such dividend, distribution, stock split, reverse stock split, reclassification, reorganization, recapitalization or combination (including any residual interest in the Company or any successor whether represented by the shares of the Company Common Stock or other securities of the Company or any successor to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) and shall be considered in determining the Profit as provided in this Section 4.3.

                   (e) For the avoidance of doubt, a Stockholder shall not be required by this Agreement to pay any Profit to Parent for any subsequent disposition of Shares other than as required pursuant to this Section 4.3.

         5. MISCELLANEOUS.

                  5.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

                  5.2 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                  5.3 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to the Stockholder:

                  To the address and fax number shown on the signature page for the Stockholder

                  If to Parent:
                  KI NutriCare, Inc.
                  180 Vanderbilt Motor Parkway
                  Hauppauge, NY 11788
                  Attention: Toshiyuki Onozuka
                  Facsimile: 631-232-5034


                  with copies to:

                  O'Melveny & Myers LLP
                  275 Battery Street
                  San Francisco, CA  94114

                  Attention:     Michael Kennedy, Esq.
                                 Eric Sibbitt, Esq.

                  Facsimile:     415-984-8701

                  or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two

Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

                  5.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of a federal court sitting in the Northern District of California, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 5.3. Nothing in this
SECTION 5.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

                  5.5 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

                  5.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

                  5.7 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  5.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                            KI NUTRICARE, INC




                                            By: /s/ Kenichi Saito
                                                ---------------------
                                                Name: Kenichi Saito
                                                Title: President


                      [Signatures continued on next page.]

                                     /s/ Stephen A. Levine
                            ---------------------------------------
                            Stephen A. Levine, Ph.D.

                                Address: 15 Bridge Road
                                         Kentfield, CA 94904

                                Fax:     (415) 925-1356


                                    /s/ Susan Levine
                            ---------------------------------------
                            Susan Levine

                                Address: 15 Bridge Road
                                         Kentfield, CA 94904

                                Fax:     (415) 925-1356




                            Stephen Levine and Susan Levine Trustees of the Levine Family Trust (UTD March 21, 1990, as amended)

                            By:        /s/ STEPHEN A. LEVINE
                                 ------------------------------------------
                                         Dr. Stephen A. Levine, as trustee

                            By:        /s/ SUSAN LEVINE
                                 ------------------------------------------
                                         Susan Levine, as trustee

                                Address: 15 Bridge Road
                                         Kentfield, CA 94904

                                Fax:     (415) 925-1356


                            Stephen and Susan Levine TR, the Levine Children's TR (UTD March 27, 1998)

                            By:      /s/ STEPHEN A. LEVINE
                                 ------------------------------------------
                                         Dr. Stephen A. Levine, as trustee

                            By:      /s/ SUSAN LEVINE
                                 ------------------------------------------
                                         Susan Levine, as trustee

                                Address: 15 Bridge Road
                                         Kentfield, CA 94904

                                Fax:     (415) 925-1356

                                  ATTACHMENT A

                              Details of Ownership



 SHARES                  ENTITY OR INDIVIDUAL NAME
 ------                  -------------------------


2,750,000(1)         Stephen A. Levine and Susan Levine

6,193,891            The Levine Family Trust (UTD March 21, 1990, as amended)

919,359              Stephen and Susan Levine TR, the Levine Children's TR (UTD
                     March 27,1998)






---------------
(1) Held jointly by Susan D. Levine and Stephen A. Levine as community property.